Exhibit 10.13(C)

[AMENDMENT FOR EXECUTIVES WITH EXTENDED OPTION EXERCISE PERIODS]

[date]

[Full Name]

Re: Amendment of Your Option Exercise Period

Dear [First Name]:

This letter amends the Severance Agreement between you and Yahoo! Inc. (the “Company”) dated [date], as amended (your “Severance Agreement”). To the extent you hold outstanding stock options granted or assumed by the Company (your “Options”), the award agreements that govern your Options are also being amended as described below.

Your Severance Agreement currently provides that, upon a termination of your employment that triggers severance benefits under the agreement, your outstanding and vested Options will remain exercisable for a period of six months (the “Extended Exercise Period”). However, following the closing of the transaction contemplated by the Company’s Stock Purchase Agreement with Verizon Communications Inc. (the “Closing”), applicable law will prohibit the Company from maintaining any outstanding stock option awards (after a limited grace period).

Accordingly, effective as of the Closing, your Severance Agreement and the award agreements evidencing your Options are hereby amended to provide that your outstanding Options will remain exercisable in accordance with their terms for a period of up to ninety (90) days following the Closing (or, if earlier, until the expiration of the maximum term of the Option) and, to the extent not exercised by the last day of such exercise period, will terminate at the close of business on such day.

Except as expressly set forth above, this letter does not otherwise modify any other terms of your Severance Agreement or your Option award agreements. If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign below and return a copy of this letter to me.

Sincerely,

YAHOO! INC.

[Name]

[Title]

Acknowledged and Agreed:

By:
[FULL NAME]